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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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
[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.
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                          MALAN REALTY INVESTORS, INC.
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                (Name of Registrant as Specified In Its Charter)


                      KENSINGTON INVESTMENT GROUP, INC.
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      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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                         KENSINGTON INVESTMENT GROUP


                                                        May 5, 2000



        In a letter to the shareholders of Malan Realty Investors (the "Company") on April 21, 2000, we stated that Kensington believes that the Company's properties are worth 20% to 40% more that recent trading prices. We wanted to write you one more time to clarify and explain the basis for that statement.

        Kensington continually values the underlying properties held by its portfolio companies and the valuation of Malan's properties was not made in contemplation of our proxy solicitation. We did not use a third party valuation with respect to Malan's properties. Kensington's valuation was based on the two valuation methodologies most relied on by real estate appraisers: direct capitalization and discounted cash flow.

        Both the direct capitalization and discounted cash flow analyses begin with a definition of property revenues, operating expenses and net operating income. In order to be more conservative, Kensington's definition of revenue excluded lease termination revenues, interest income, and other unspecified income. Kensington's definition of expenses excluded amortization, depreciation, and any provisions for "straight lining" of rental payments. The income, expenses, and net operating income projection used in Kensington's analysis was based on Malan's operations through June 30, 1999 and was annualized to reflect a full year's operations. This is also conservative because Kensington did not project 2000 net operating income, and relied upon annualized "current year" net operating income.

        Kensington relied primarily on its direct capitalization amalysis of Malan's portfolio. In the direct capitalization analysis, Kensington's estimate of net operating income of $28.75 million was reduced by an amount intended to reflect the costs of propert management (approximately 3% of gross income). The adjusted net operating income was then capitalized at rates ranging from 9.25% to 10.0%. These are rates Kensington, in its judgment, believes are reasonable given its history of valuation experience and its research on the Malan portfolio. Next Kensington reduced the gross value of the portfolio by 3% to account for all costs which would be incurred in a liquidation, then reduced the remainder by the amount of all debt and debt equivalents outstanding. Kensington then added the amount of what Kensington believed are realizable current assets and subtracted current liabilities to arrive at net asset value.

        Kensington tested its direct capitalization analysis against a discounted cash flow analysis but did not rely primarily on this analysis because of the many assumptions which are necessarily included. The discounted cash flow approach projected growth in property revenues, operating expenses, net operating income, and net cash flow which a buyer could reasonably expect to receive from owning Malan. This analysis assumed a holding period of twelve years, income growth of 2.75% annually, expense growth of 1.0% annually, a reversionary capitalization rate of 12%, and discount rates of 12% to 13%. Kensington believes, based on its experience, that these assumptions are reasonable.

        Based on these analyses Kensington concluded that there was a reasonable basis to state that Malan's properties were worth 20%-40% more than recent trading prices. We note that there can be no assurance that these values can be realized and that they are subject to various contingencies, including that no buyers may be found or that the sales prices may be lower than expected.